Exhibit 21

                               THERMO SENTRON INC.

                         Subsidiaries of the Registrant


   At February 28, 1997, the Registrant owned the following companies:


                                                                  Registrant's
                                           State of Jurisdiction      % of
   Name                                       or Incorporation     Ownership
   ---------------------------------------------------------------------------

   Ramsey Technology Inc.                      Massachusetts           100
   Ramsey France S.A.R.L.                         France               100
   Ramsey Ingenieros S.A.                          Spain               100
   Ramsey Italia S.R.L.                            Italy               100
     Tecno Europa Elettromeccanica S.R.L.          Italy               100
   Thermo Sentron Australia Pty. Ltd.            Australia             100
   Thermo Sentron B.V.                        The Netherlands          100
   Thermo Sentron Canada Inc.                     Canada               100
   Thermo Sentron GmbH                            Germany              100
   Thermo Sentron Limited                           UK                 100
     Hitech Electrocontrols Limited                 UK                 100
       Hitech Licenses Ltd.                         UK                 100
       Hitech Metal Detectors Ltd.                  UK                 100
   Thermo Sentron (South Africa) Pty. Ltd.     South Africa            100
   Thermo Sentron SEC Corporation              Massachusetts           100